DUN & BRADSTREET REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

JACKSONVILLE, Fla. - November 4, 2021: Dun & Bradstreet Holdings, Inc. (NYSE: DNB), a leading global provider of business decisioning data and analytics, today announced unaudited financial results for the third quarter ended September 30, 2021. A reconciliation of U.S. generally accepted accounting principles (“GAAP”) to non-GAAP financial measures has been provided in this press release, including the accompanying tables. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

•GAAP Revenue and Adjusted Revenue for the third quarter of 2021 were $541.9 million, an increase of 21.9% and 22.0% on a constant currency basis compared to the third quarter of 2020, which includes the net impact of lower deferred revenue purchase accounting adjustments of $1.0 million.

•Excluding the net impact of the Bisnode acquisition, organic revenue, before the effect of foreign exchange, was $462.5 million, an increase of 3.9% compared to third quarter of 2020, which also included a 0.2 percentage point impact from the net impact of lower deferred revenue purchase accounting adjustments of $1.0 million.

•Net income for the third quarter of 2021 was $16.6 million, or diluted earnings per share of $0.04, compared to a net loss of $16.3 million or diluted loss per share of $0.04 for the prior year quarter. Adjusted net income was $123.4 million, or adjusted diluted earnings per share of $0.29, compared to adjusted net income of $101.2 million, or adjusted diluted earnings per share of $0.24 for the prior year quarter.

•Adjusted EBITDA for the third quarter of 2021 was $220.4 million, up 12.3% compared to the third quarter of 2020, and adjusted EBITDA margin was 40.7%, which included the net impact of lower deferred revenue purchase accounting adjustments of $1.0 million.

“In the third quarter, we accelerated organic growth to 4 percent. We continue to execute against our playbook and focus innovation to capture tailwinds in rapidly growing areas. We have set the stage for a strong finish to 2021 and increasing momentum into 2022, through investment in new product development, extended offerings through strategic partnerships and expanded capabilities via acquisition. We continue to leverage our core strengths both domestically and internationally and are very pleased with the continued progress we have made to date,” said Anthony Jabbour, Dun & Bradstreet Chief Executive Officer.

•GAAP Revenue for the nine months ended September 30, 2021 was $1,567.3 million, an increase of 24.5% and 23.8% on a constant currency basis compared to the nine months ended September 30, 2020, which includes the net impact of lower deferred revenue purchase accounting adjustments of $20.3 million.

•Adjusted Revenue for the nine months ended September 30, 2021 was $1,571.9 million, an increase of 24.9% and 24.2% on a constant currency basis compared to the nine months ended September 30, 2020. Excluding the net impact of the Bisnode acquisition, organic revenue, before the effect of foreign exchange, was $1,318.2 million, an increase of 4.3% compared to the nine months ended September 30, 2020, which also included a 1.7 percentage point impact from the net impact of lower deferred revenue purchase accounting adjustments of $20.3 million.

•Net loss for the nine months ended September 30, 2021 was $60.1 million, or diluted loss per share of $0.14, compared to a net loss of $182.4 million, or diluted loss per share of $0.52 for the prior year period. Adjusted net income was $329.2 million, or adjusted diluted earnings per share of $0.77, compared to adjusted net income of $231.9 million, or adjusted diluted earnings per share of $0.67 for the prior year period.

•Adjusted EBITDA for the nine months ended September 30, 2021 was $604.4 million, up 19.1% compared to the nine months ended September 30, 2020, and adjusted EBITDA margin was 38.5%, which included the net impact of lower deferred revenue purchase accounting adjustments of $20.3 million.

Segment Results

North America

For the third quarter of 2021, North America revenue was $374.1 million, an increase of $11.1 million or 3.1% and 3.0% on a constant currency basis compared to the third quarter of 2020. North America revenue was negatively impacted by the acquisition of Bisnode with post acquisition sales treated as intercompany revenue. Excluding the positive impact of foreign exchange of $0.4 million and the negative impact of the Bisnode acquisition of $1.4 million, North America organic revenue increased 3.3%.

•Finance and Risk revenue for the third quarter of 2021 was $214.0 million, an increase of $7.4 million or 3.6% and 3.4% on a constant currency basis compared to the third quarter of 2020.

•Sales and Marketing revenue for the third quarter of 2021 was $160.1 million, an increase of $3.7 million or 2.3% both after the effect of foreign currency and on a constant currency basis compared to the third quarter of 2020.

North America adjusted EBITDA for the third quarter of 2021 was $185.5 million, an increase of 1.0%, with adjusted EBITDA margin of 49.6%.

For the nine months ended September 30, 2021, North America revenue was $1,070.7 million, an increase of $11.8 million or 1.1% and 1.0% on a constant currency basis compared to the nine months ended September 30, 2020. North America revenue was negatively impacted by the acquisition of Bisnode with post acquisition sales treated as intercompany revenue. Excluding the positive impact of foreign exchange of $1.7 million and the negative impact of the Bisnode acquisition of $3.9 million, North America organic revenue increased 1.3%.

•Finance and Risk revenue for the nine months ended September 30, 2021 was $604.2 million, an increase of $11.0 million or 1.9% and 1.6% on a constant currency basis compared to the nine months ended September 30, 2020.

•Sales and Marketing revenue for the nine months ended September 30, 2021 was $466.5 million, an increase of $0.8 million or 0.2% and 0.1% on a constant currency basis compared to the nine months ended September 30, 2020.

North America adjusted EBITDA for the nine months ended September 30, 2021 was $504.0 million, an increase of 1.1%, with adjusted EBITDA margin of 47.1%.

International

International revenue for the third quarter of 2021 was $167.8 million, an increase of $85.4 million or 103.7% and 104.5% on a constant currency basis compared to the third quarter of 2020. Excluding the net impact of the Bisnode acquisition, organic revenue before the effect of foreign exchange increased 5.4%.

•Finance and Risk revenue for the third quarter of 2021 was $108.7 million, an increase of $41.1 million or 60.8% and 60.7% on a constant currency basis compared to the third quarter of 2020. Organic revenue before the effect of foreign exchange increased 1.8%.

•Sales and Marketing revenue for the third quarter of 2021 was $59.1 million, an increase of $44.3 million or 299.9% and 306.5% on a constant currency basis compared to the third quarter of 2020. Organic revenue before the effect of foreign exchange increased 21.7%.

International adjusted EBITDA was $54.0 million for the three months ended September 30, 2021, an increase of 92.7%, with adjusted EBITDA margin of 32.2%.

International revenue for the nine months ended September 30, 2021 was $501.4 million, an increase of $281.0 million or 127.5% and 123.1% on a constant currency basis compared to the nine months ended September 30, 2020. Excluding the net impact of the Bisnode acquisition, organic revenue before the effect of foreign exchange increased 8.8%.

•Finance and Risk revenue for the nine months ended September 30, 2021 was $320.1 million, an increase of $139.8 million or 77.6% and 73.6% on a constant currency basis compared to the nine months ended September 30, 2020. Organic revenue before the effect of foreign exchange increased 6.2%.

•Sales and Marketing revenue for the nine months ended September 30, 2021 was $181.3 million, an increase of $141.2 million or 352.2% and 345.6% on a constant currency basis compared to the nine months ended September 30, 2020. Organic revenue before the effect of foreign exchange increased 20.6%.

International adjusted EBITDA was $148.1 million for the nine months ended September 30, 2021, an increase of 105.7%, with adjusted EBITDA margin of 29.5%.

Balance Sheet

As of September 30, 2021, we had cash and cash equivalents of $234.4 million and total principal amount of debt of $3,659.9 million. We had the full capacity available on our $850 million revolving credit facility as of September 30, 2021.

Business Outlook

Dun & Bradstreet is reiterating its previously provided full year 2021 outlook for Adjusted Revenues and Adjusted EBITDA as follows:
•Adjusted Revenues are expected to be in the range of $2,145 million to $2,175 million.
•Adjusted EBITDA is expected to be in the range of $840 million to $855 million.
Dun & Bradstreet is increasing its full year 2021 Adjusted EPS outlook as follows:
•Adjusted EPS is expected to be in the range of $1.06 to $1.09, versus prior guidance for the high end of the range of $1.02 to $1.06.

The foregoing forward-looking statements reflect Dun & Bradstreet’s expectations as of today's date and Revenue assumes constant foreign currency rates. Dun & Bradstreet does not present a qualitative reconciliation of its forward-looking non-GAAP financial measures to the most directly comparable GAAP measure due to the inherent difficulty, without unreasonable efforts, in forecasting and quantifying with reasonable accuracy significant items required for this reconciliation. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Dun & Bradstreet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Earnings Conference Call and Audio Webcast

Dun & Bradstreet will host a conference call to discuss the third quarter 2021 financial results on November 4, 2021 at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing 833-350-1376, or for international callers 647-689-6655 and enter conference ID: 6883332. The conference call replay will be available from 11:30 a.m. ET on November 4, 2021, through November 11, 2021, by dialing 800-585-8367, or for international callers 416-621-4642. The replay passcode will be 6883332.

The call will also be webcast live from Dun & Bradstreet’s investor relations website at https://investor.dnb.com. Following the completion of the call, a recorded replay of the webcast will be available on the website.

About Dun & Bradstreet

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

Use of Non-GAAP Financial Measures

In addition to reporting GAAP results, we evaluate performance and report our results on the non-GAAP financial measures discussed below. We believe that the presentation of these non-GAAP measures provides useful information to investors and rating agencies regarding our results, operating trends and performance between periods. These non-GAAP financial measures include adjusted revenue, organic revenue, adjusted earnings before interest, taxes, depreciation and amortization (‘‘adjusted EBITDA’’), adjusted EBITDA margin, adjusted net income and adjusted net earnings per diluted share. Adjusted results are non-GAAP measures that adjust for the impact due to purchase accounting application and divestitures, restructuring charges, equity-based compensation, acquisition and divestiture-related costs (such as costs for bankers, legal fees, due diligence, retention payments and contingent consideration adjustments) and other non-core gains and charges that are not in the normal course of our business (such as gains and losses on sales of businesses, impairment charges, effect of significant changes in tax laws and material tax and legal settlements). We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of our ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily the Take-Private Transaction (refer to Note 5 to the condensed consolidated financial statements for the three and nine months ended September 30, 2021 included in the Quarterly Report on Form 10-Q for the third quarter of 2021) and the recent Bisnode acquisition. We believe that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, our costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in our operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized. In addition, we isolate the effects of changes in foreign exchange rates on our revenue growth because we believe it is useful for investors to be able to compare revenue from one period to another, both after and before the effects of foreign exchange rate changes. The change in revenue performance attributable to foreign currency rates is determined by converting both our prior and current periods’ foreign currency revenue by a constant rate. As a result, we monitor our adjusted revenue growth both after and before the effects of foreign exchange rate changes. We believe that these supplemental non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance and comparability of our operating results from period to period. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

Our non-GAAP or adjusted financial measures reflect adjustments based on the following items, as well as the related income tax.

Adjusted Revenue

We define adjusted revenue as revenue adjusted to include a revenue adjustment due to the timing of the completion of the Bisnode acquisition. Management uses this measure to evaluate ongoing performance of the business period over period. In addition, we isolate the effects of changes in foreign exchange rates on our revenue growth because we believe it is useful for investors to be able to compare revenue from one period to another, both after and before the effects of foreign exchange rate changes. The change in revenue performance attributable to foreign currency rates is determined by converting both our prior and current periods’ foreign currency revenue by a constant rate.

Organic Revenue

We define organic revenue as adjusted revenue before the effect of foreign exchange excluding revenue from the acquired company for the first twelve months. We believe the organic measure provides investors and analysts with useful supplemental information regarding the Company’s underlying revenue trends by excluding the impact of acquisitions.

Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted EBITDA as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. excluding the following items:

•depreciation and amortization;

•interest expense and income;

•income tax benefit or provision;

•other expenses or income;

•equity in net income of affiliates;

•net income attributable to non-controlling interests;

•dividends allocated to preferred stockholders;

•other incremental or reduced expenses and revenue from the application of purchase accounting (e.g. commission asset amortization) and acquisitions;

•equity-based compensation;

•restructuring charges;

•merger and acquisition-related operating costs;

•transition costs primarily consisting of non-recurring incentive expenses associated with our synergy program;

•legal reserve and costs associated with significant legal and regulatory matters; and

•asset impairment.

We calculate adjusted EBITDA margin by dividing adjusted EBITDA by adjusted revenue.

Adjusted Net Income

We define adjusted net income as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. adjusted for the following items:

•incremental amortization resulting from the application of purchase accounting. We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and is not indicative of our ongoing and underlying operating performance. The Company believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, the Company’s costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in the Company’s operating costs as personnel, data fee, facilities, overhead and similar items;

•other incremental or reduced expenses and revenue from the application of purchase accounting (e.g. commission asset amortization) and acquisitions;

•equity-based compensation;

•restructuring charges;

•merger and acquisition-related operating costs;

•transition costs primarily consisting of non-recurring incentive expenses associated with our synergy program;

•legal reserve and costs associated with significant legal and regulatory matters;

•change in fair value of the make-whole derivative liability associated with the Series A Preferred Stock;

•asset impairment;

•dividends allocated to preferred stockholders;

•merger, acquisition and divestiture-related non-operating costs;

•debt refinancing and extinguishment costs; and

•tax effect of the non-GAAP adjustments and the impact resulting from the enactment of the CARES Act.

Adjusted Net Earnings per Diluted Share

We calculate adjusted net earnings per diluted share by dividing adjusted net income (loss) by the weighted average number of common shares outstanding for the period plus the dilutive effect of common shares potentially issuable in connection with awards outstanding under our stock incentive plan.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements, including statements regarding expectations, hopes, intentions or strategies regarding the future. Forward-looking statements are based on Dun & Bradstreet’s management’s beliefs, as well as assumptions made by, and information currently available to, them. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. It is not possible to predict or identify all risk factors. Consequently, the risks and uncertainties listed below should not be considered a complete discussion of all of our potential trends, risks and uncertainties. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: (i) an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event (such as the COVID-19 global pandemic), including the global economic uncertainty and measures taken in response; (ii) the short- and long-term effects of the COVID-19 global pandemic, including the pace of recovery or any future resurgence; (iii) our ability to implement and execute our strategic plans to transform the business; (iv) our ability to develop or sell solutions in a timely manner or maintain client relationships; (v) competition for our solutions; (vi) harm to our brand and reputation; (vii) unfavorable global economic conditions; (viii) risks associated with operating and expanding internationally; (ix) failure to prevent cybersecurity incidents or the perception that confidential information is not secure; (x) failure in the integrity of our data or systems; (xi) system failures and personnel disruptions, which could delay the delivery of our solutions to our clients; (xii) loss of access to data sources or ability to transfer data across the data sources in markets we operate; (xiii) failure of our software vendors and network and cloud providers to perform as expected or if our relationship is terminated; (xiv) loss or diminution of one or more of our key clients, business partners or government contracts; (xv) dependence on strategic alliances, joint ventures and acquisitions to grow our business; (xvi) our ability to protect our intellectual property adequately or cost-effectively; (xvii) claims for intellectual property infringement; (xviii) interruptions, delays or outages to subscription or payment processing platforms; (xix) risks related to acquiring and integrating businesses and divestitures of existing businesses; (xx) our ability to retain members of the senior leadership team and attract and retain skilled employees; (xxi) compliance with governmental laws and regulations; (xxii) risks associated with our structure and status as a "controlled company;" and (xxiii) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note Regarding Forward-Looking Statements” and other sections of our Annual Report on Form 10-K and filed with the Securities and Exchange Commission on February 25, 2021.

Dun & Bradstreet Holdings, Inc.
Condensed Consolidated Statements of Operations
(Amounts in millions, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020 (1)	2021	2020 (1)
Revenue	$541.9	$444.4	$1,567.3	$1,258.8
Operating expenses	159.4	128.5	487.6	403.9
Selling and administrative expenses	171.5	131.7	515.6	401.2
Depreciation and amortization	156.7	134.3	458.7	401.4
Restructuring charges	4.8	4.4	20.7	16.3
Operating costs	492.4	398.9	1,482.6	1,222.8
Operating income (loss)	49.5	45.5	84.7	36.0
Interest income	0.2	0.1	0.5	0.6
Interest expense	(48.3)	(60.8)	(145.2)	(221.8)
Other income (expense) - net	13.3	(8.8)	32.5	(42.4)
Non-operating income (expense) - net	(34.8)	(69.5)	(112.2)	(263.6)
Income (loss) before provision (benefit) for income taxes and equity in net income of affiliates	14.7	(24.0)	(27.5)	(227.6)
Less: provision (benefit) for income taxes	(2.8)	(9.1)	30.4	(111.0)
Equity in net income of affiliates	0.7	0.6	2.0	1.9
Net income (loss)	18.2	(14.3)	(55.9)	(114.7)
Less: net (income) loss attributable to the non-controlling interest	(1.6)	(2.0)	(4.2)	(3.6)
Less: Dividends allocated to preferred stockholders	—	—	—	(64.1)
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$16.6	$(16.3)	$(60.1)	$(182.4)

Basic earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$0.04	$(0.04)	$(0.14)	$(0.52)
Diluted earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$0.04	$(0.04)	$(0.14)	$(0.52)
Weighted average number of shares outstanding-basic	428.6	415.7	428.7	348.5
Weighted average number of shares outstanding-diluted	428.7	415.7	428.7	348.5

(1)Revised to reflect the elimination of the international lag reporting. See further details in Note 1 to the condensed consolidated financial statements for the three and nine months ended September 30, 2021, included in the Quarterly Report on Form 10-Q for the third quarter of 2021.

Dun & Bradstreet Holdings, Inc.
Condensed Consolidated Balance Sheets
(Amounts in millions, except share data and per share data)
(Unaudited)

	September 30, 2021	December 31, 2020 (1)
Assets
Current assets
Cash and cash equivalents	$234.4	$352.3
Accounts receivable, net of allowance of $15.5 at September 30, 2021 and $11.4 at December 31, 2020	285.2	319.3
Other receivables	9.7	7.5
Prepaid taxes	55.4	130.4
Other prepaids	60.5	37.9
Other current assets	3.8	27.0
Total current assets	649.0	874.4
Non-current assets
Property, plant and equipment, net of accumulated depreciation of $27.6 at September 30, 2021 and $14.3 at December 31, 2020	97.9	25.7
Computer software, net of accumulated amortization of $203.8 at September 30, 2021 and $125.6 at December 31, 2020	525.6	437.0
Goodwill	3,318.7	2,857.9
Deferred income tax	16.4	14.1
Other intangibles	4,909.9	4,814.8
Deferred costs	97.7	83.8
Other non-current assets	132.1	112.6
Total non-current assets	9,098.3	8,345.9
Total assets	$9,747.3	$9,220.3
Liabilities
Current liabilities
Accounts payable	$65.1	$60.1
Accrued payroll	102.5	110.5
Accrued income tax	18.6	3.9
Short-term debt	28.1	25.3
Other accrued and current liabilities	149.7	151.1
Deferred revenue	555.6	477.2
Total current liabilities	919.6	828.1
Long-term pension and postretirement benefits	308.1	291.5
Long-term debt	3,543.5	3,255.8
Liabilities for unrecognized tax benefits	18.1	18.9
Deferred income tax	1,183.6	1,106.6
Other non-current liabilities	129.1	135.5
Total liabilities	6,102.0	5,636.4
Commitments and contingencies

Equity
Common Stock, $0.0001 par value per share, authorized—2,000,000,000 shares; 432,080,532 shares issued and 431,207,315 shares outstanding at September 30, 2021 and 423,418,131 shares issued and 422,952,228 shares outstanding at December 31, 2020	—	—
Capital surplus	4,491.0	4,310.1
Accumulated deficit	(754.0)	(693.9)
Treasury Stock, 873,217 shares at September 30, 2021 and 465,903 shares at December 31, 2020	(0.3)	—
Accumulated other comprehensive loss	(153.5)	(90.6)
Total stockholder equity	3,583.2	3,525.6
Non-controlling interest	62.1	58.3
Total equity	3,645.3	3,583.9
Total liabilities and stockholder equity	$9,747.3	$9,220.3
(1)Revised to reflect the elimination of the international lag reporting. See further details in Note 1 to the condensed consolidated financial statements for the three and nine months ended September 30, 2021, included in the Quarterly Report on Form 10-Q for the third quarter of 2021.

Dun & Bradstreet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Tabular amounts in millions)
(Unaudited)

	Nine months ended September 30,
	2021	2020 (1)
Cash flows provided by (used in) operating activities:
Net income (loss)	$(55.9)	$(114.7)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	458.7	401.4
Amortization of unrecognized pension loss (gain)	1.4	(0.3)
Equity-based compensation expense	23.7	38.6
Restructuring charge	20.7	16.3
Restructuring payments	(13.5)	(13.6)
Change in fair value of make-whole derivative liability	—	32.8
Changes in deferred income taxes	(48.7)	(100.6)
Changes in prepaid and accrued income taxes	7.2	(95.6)
Changes in operating assets and liabilities: (3)
(Increase) decrease in accounts receivable	88.9	26.1
(Increase) decrease in other current assets	62.5	(11.6)
Increase (decrease) in deferred revenue	2.5	5.3
Increase (decrease) in accounts payable	(12.8)	6.4
Increase (decrease) in accrued liabilities	(55.2)	0.3
Increase (decrease) in other accrued and current liabilities	(23.9)	(35.8)
(Increase) decrease in other long-term assets	(10.3)	(34.8)
Increase (decrease) in long-term liabilities	(63.7)	(22.6)
Net, other non-cash adjustments (2)	19.6	33.1
Net cash provided by (used in) operating activities	401.2	130.7
Cash flows provided by (used in) investing activities:
Acquisitions of businesses, net of cash acquired (5)	(617.0)	(20.6)
Cash settlements of foreign currency contracts	22.8	1.3
Payments for real estate purchase	(76.6)	—
Capital expenditures	(8.2)	(8.1)
Additions to computer software and other intangibles (4)	(112.3)	(85.3)
Other investing activities, net	0.6	0.4
Net cash provided by (used in) investing activities	(790.7)	(112.3)
Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock in the IPO transaction and Private Placement, net	—	2,248.2
Payment for the redemption of Cumulative Series A Preferred Stock	—	(1,067.8)
Payment for make-whole liability	—	(205.2)
Payment for debt early redemption premiums	—	(50.0)
Payments of dividends	—	(64.1)
Proceeds from borrowings on Credit Facility	64.1	407.2
Proceeds from borrowings on Term Loan Facilities	300.0	—
Payments of borrowings on Credit Facility	(64.1)	(407.2)
Payments of borrowing on Term Loan Facility	(21.1)	(12.7)
Payments of borrowings on Successor’s Senior Notes	—	(580.0)
Payments of borrowings on Bridge Loan	—	(63.0)
Payment of debt issuance costs	(2.6)	(2.5)
Other financing activities, net	(2.2)	(6.7)
Net cash provided by (used in) financing activities	274.1	196.2
Effect of exchange rate changes on cash and cash equivalents	(2.5)	0.5
Increase (decrease) in cash and cash equivalents	(117.9)	215.1
Cash and Cash Equivalents, Beginning of Period	352.3	84.4
Cash and Cash Equivalents, End of Period	$234.4	$299.5
Supplemental Disclosure of Cash Flow Information:
Cash Paid for:
Income taxes payment (refund), net	$(2.4)	$85.2
Interest	$149.7	$223.1
(1)Revised to reflect the elimination of the international lag reporting. See further details in Note 1 to the condensed consolidated financial statements for the three and nine months ended September 30, 2021, included in the Quarterly Report on Form 10-Q for the third quarter of 2021.
(2)Primarily includes non-cash amortization of deferred debt issuance cost and discount of $14.2 million and $16.8 million for the nine months ended September 30, 2021 and 2020, respectively.
(3)Net of the effect of acquisitions.
(4)Non-cash investment of $10.4 million related to computer software for the nine months ended September 30, 2021, of which $7.9 million and $2.5 million were reflected in “Other accrued and short-term liability” and “Other non-current liability”, respectively.
(5)In connection with the Bisnode acquisition, we also issued 6,237,087 shares of common stock of the Company in a private placement valued at $158.9 million based on the stock closing price on January 8, 2021.

Dun & Bradstreet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in millions)

Reconciliation of Revenue to Adjusted Revenue and Organic Revenue

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenue	$541.9	$444.4	$1,567.3	$1,258.8
Revenue adjustment due to the Bisnode acquisition close timing	—	—	4.6	—
Adjusted revenue (a)	541.9	444.4	1,571.9	1,258.8
Foreign currency impact	1.1	0.6	(1.5)	5.5
Adjusted revenue before the effect of foreign currency (a)	$543.0	$445.0	$1,570.4	$1,264.3
Net revenue from Bisnode acquisition - before the effect of foreign currency	(80.5)	—	(252.2)	—
Organic revenue - before the effect of foreign currency (a)	$462.5	$445.0	$1,318.2	$1,264.3

North America	$374.1	$363.0	$1,070.7	$1,058.9
International	167.8	82.4	501.4	220.4
Segment revenue	$541.9	$445.4	$1,572.1	$1,279.3
Corporate and other (a)	—	(1.0)	(0.2)	(20.5)
Foreign currency impact	1.1	0.6	(1.5)	5.5
Adjusted revenue before the effect of foreign currency (a)	$543.0	$445.0	$1,570.4	$1,264.3
Net revenue from Bisnode acquisition - before the effect of foreign currency	(80.5)	—	(252.2)	—
Organic revenue - before the effect of foreign currency (a)	$462.5	$445.0	$1,318.2	$1,264.3

(a) Includes deferred revenue purchase accounting adjustments	$—	$(1.0)	$(0.2)	$(20.5)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$16.6	$(16.3)	$(60.1)	$(182.4)
Depreciation and amortization	156.7	134.3	458.7	401.4
Interest expense - net	48.1	60.7	144.7	221.2
(Benefit) provision for income tax - net	(2.8)	(9.1)	30.4	(111.0)
EBITDA	218.6	169.6	573.7	329.2
Other income (expense) - net	(13.3)	8.8	(32.5)	42.4
Equity in net income of affiliates	(0.7)	(0.6)	(2.0)	(1.9)
Net income (loss) attributable to non-controlling interest	1.6	2.0	4.2	3.6
Dividends allocated to preferred stockholders	—	—	—	64.1
Other incremental or reduced expenses and revenue from the application of purchase accounting and acquisitions	(4.0)	(4.6)	(8.9)	(14.4)
Equity-based compensation	9.0	9.7	23.7	38.6
Restructuring charges	4.8	4.4	20.7	16.3
Merger and acquisition-related operating costs	2.1	2.3	7.2	6.7
Transition costs	1.7	4.4	5.6	22.3
Legal reserve associated with significant legal and regulatory matters	0.5	—	11.1	—
Asset impairment	0.1	0.3	1.6	0.6
Adjusted EBITDA	$220.4	$196.3	$604.4	$507.5

North America	$185.5	$183.7	$504.0	$498.6
International	54.0	28.0	148.1	72.0
Corporate and other (a)	(19.1)	(15.4)	(47.7)	(63.1)
Adjusted EBITDA (a)	$220.4	$196.3	$604.4	$507.5
Adjusted EBITDA Margin (a)	40.7%	44.2%	38.5%	40.3%
(a) Including impact of deferred revenue purchase accounting adjustments:
Impact to adjusted EBITDA	$—	$(1.0)	$(0.2)	$(20.5)
Impact to adjusted EBITDA margin	—%	(0.1)%	—%	(1.0)%

Dun & Bradstreet Holdings, Inc.
Segment Revenue and Adjusted EBITDA (Unaudited)
(Amounts in millions)

	Three months ended September 30, 2021
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$374.1	$167.8	$—	$541.9
Total operating costs	205.2	117.0	21.0	343.2
Operating income (loss)	168.9	50.8	(21.0)	198.7
Depreciation and amortization	16.6	3.2	1.9	21.7
Adjusted EBITDA	$185.5	$54.0	$(19.1)	$220.4

Adjusted EBITDA margin	49.6%	32.2%	N/A	40.7%

	Nine months ended September 30, 2021
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$1,070.7	$501.4	$(0.2)	$1,571.9
Total operating costs	610.5	362.1	53.5	1,026.1
Operating income (loss)	460.2	139.3	(53.7)	545.8
Depreciation and amortization	43.8	8.8	6.0	58.6
Adjusted EBITDA	$504.0	$148.1	$(47.7)	$604.4

Adjusted EBITDA margin	47.1%	29.5%	N/A	38.5%

	Three months ended September 30, 2020
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$363.0	$82.4	$(1.0)	$444.4
Total operating costs	191.2	56.6	16.4	264.2
Operating income (loss)	171.8	25.8	(17.4)	180.2
Depreciation and amortization	11.9	2.2	2.0	16.1
Adjusted EBITDA	$183.7	$28.0	$(15.4)	$196.3

Adjusted EBITDA margin	50.6%	34.0%	N/A	44.2%

	Nine months ended September 30, 2020
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$1,058.9	$220.4	$(20.5)	$1,258.8
Total operating costs	594.2	154.3	48.4	796.9
Operating income (loss)	464.7	66.1	(68.9)	461.9
Depreciation and amortization	33.9	5.9	5.8	45.6
Adjusted EBITDA	$498.6	$72.0	$(63.1)	$507.5

Adjusted EBITDA margin	47.1%	32.7%	N/A	40.3%

(a) Includes deferred revenue purchase accounting adjustments.

Dun & Bradstreet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in millions)

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$16.6	$(16.3)	$(60.1)	$(182.4)
Dividends allocated to preferred stockholders	—	—	—	64.1
Incremental amortization of intangible assets resulting from the application of purchase accounting	135.0	118.2	400.1	355.8
Other incremental or reduced expenses and revenue from the application of purchase accounting and acquisitions	(4.0)	(4.6)	(8.9)	(14.4)
Equity-based compensation	9.0	9.7	23.7	38.6
Restructuring charges	4.8	4.4	20.7	16.3
Merger and acquisition-related operating costs	2.1	2.3	7.2	6.7
Transition costs	1.7	4.4	5.6	22.3
Legal expense and costs associated with significant legal and regulatory matters	0.5	—	11.1	—
Change in fair value of make-whole derivative liability	—	—	—	32.8
Asset impairment	0.1	0.3	1.6	0.6
Merger and acquisition-related non-operating costs	—	—	2.3	—
Debt refinancing and extinguishment costs	—	25.8	1.1	74.1
Tax impact of the CARES Act	(0.1)	(4.1)	(0.8)	(57.8)
Tax effect of the non-GAAP adjustments	(42.3)	(38.9)	(74.4)	(124.8)
Adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (a)	$123.4	$101.2	$329.2	$231.9
Adjusted diluted earnings (loss) per share of common stock	$0.29	$0.24	$0.77	$0.67
Weighted average number of shares outstanding - diluted	428.7	416.3	428.8	348.6

(a) Including impact of deferred revenue purchase accounting adjustments:
Pre-tax impact	$—	$(1.0)	$(0.2)	$(20.5)
Tax impact	—	0.3	—	5.3
Net impact to adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$—	$(0.7)	$(0.2)	$(15.2)
Net impact to adjusted diluted earnings (loss) per share of common stock	$—	$—	$—	$(0.04)

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Media Contact:
Lisette Kwong
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Investor Contact:
Debra McCann
973-921-6008
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